EXHIBIT H

CERTIFICATION

       I, R. STANLEY PITTMAN, the duly elected and acting Secretary of Redwood MicroCap Fund, Inc., do hereby certify that John C. Power, the President of Redwood MicroCap Fund, Inc., has been duly authorized to execute and file the accompanying APPLICATION PURSUANT TO SECTIONS 3(b)(2) AND 8(f) OF THE INVESTMENT COMPANY ACT OF 1940 FOR AN ORDER DECLARING THAT APPLICANT HAS CEASED TO BE AN INVESTMENT COMPANY pursuant to a resolution adopted by the Board of Directors of Redwood MicroCap Fund, Inc. on December 31, 2001.

       IN WITNESS WHEREOF, I have hereunto set my hand this 2nd day of January, 2002.
/s/ R. Stanley Pittman R. Stanley Pittman, Secretary

CONSENT RESOLUTIONS
OF THE BOARD OF DIRECTORS OF
REDWOOD MICROCAP FUND, INC.

       The undersigned, being all of the Directors of Redwood MicroCap Fund, Inc. (the "Company"), hereby adopt by this Consent in writing and pursuant to C.R.S. Section 7-5-108 the following Resolutions with the same force and effect as if they had been unanimously adopted at a duly convened meeting of the Board of Directors of the Company:
WHEREAS: The Board of Directors of the Company has previously determined that concentrated investment in the securities of small issuers may not be in the best interests of its shareholders;

WHEREAS: The Board of Directors, at the Annual Meetings of Shareholders of Redwood MicroCap Fund, Inc., held on August 10, 1992 and again on October 15, 2001, obtained shareholder approval to; (i) change the nature of the Company's business so that it would cease to be an Investment Company; (ii) de-register as an Investment Company; and (iii) repeal the Company's Investment Guidelines;

RESOLVED: That the Company's President, John C. Power, is hereby authorized, for and as the act of the Company, to execute and file the APPLICATION PURSUANT TO SECTIONS 3(b)(2) AND 8(f) OF THE INVESTMENT COMPANY ACT OF 1940 FOR AN ORDER DECLARING THAT APPLICANT HAS CEASED TO BE AN INVESTMENT COMPANY, in the form attached hereto.

RESOLVED: That the proper officers of the Company be and are hereby authorized, for and as the act of the Company, to execute such further documents, instruments and undertakings as they in their sole and absolute discretion may deem reasonable and necessary to effect the purposes and intent of the foregoing resolution.

RESOLVED: These Consents in writing may be executed by telex, telecopy or other facsimile transmission, and such facsimile transmission shall be valid and binding to the same extent as if it were an original. Further, these Consents may be signed in one or more counterparts, all of which when taken together shall constitute the same document, and when signed by all of the directors of the Company may be certified by any proper officer of the Company as having been unanimously adopted by the Board of Directors of the Company effective as of the date below written.

       DATED: December 31, 2001                DIRECTORS:
/s/ John C. Power John C. Power	/s/ Joseph O. Smith Joseph O. Smith
/s/ Peter Hirschburg Peter Hirschburg